UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GREENLIGHT CAPITAL RE, LTD.
(Name of Registrant As Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GREENLIGHT CAPITAL RE, LTD.
The Grand Pavilion, 802 West Bay Road
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
 TO BE HELD ON APRIL 28, 2009

Notice is hereby given that the Annual General Meeting of Shareholders, or the Meeting, of Greenlight Capital Re, Ltd., or the Company, will be held at the Company’s offices at The Grand Pavilion, 802 West Bay Road, Grand Cayman, Cayman Islands on April 28, 2009, at 9:00 a.m., (local time), for the following purposes:

1.	To consider and vote upon a proposal to elect seven directors of the Company to serve on the Board of Directors until the Annual General Meeting of Shareholders in 2010;

2.
To consider and vote upon a proposal to elect seven directors of Greenlight Reinsurance, Ltd., a wholly-owned subsidiary of the Company, or Greenlight Re, to serve on the Board of Directors of Greenlight Re until the Annual General Meeting of Shareholders in 2010, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company;

3.	To consider and vote upon a proposal to ratify the appointment of BDO Seidman, LLP, or BDO, as the independent auditors of the Company for the fiscal year ending December 31, 2009; and

4.
To consider and vote upon a proposal to ratify the appointment of BDO as the independent auditors of Greenlight Re for the fiscal year ending December 31, 2009, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 6, 2009, will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to shareholders for the first time primarily over the Internet rather than in paper form. We believe these rules allow us to provide our shareholders with expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and delivering proxy materials.

Whether or not you plan to attend the Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Meeting. We urge you to carefully review the proxy materials and to vote FOR Proposals 1 through 4.

By Order of the Board of Directors,

Leonard Goldberg
Chief Executive Officer

March 3, 2009
Grand Cayman, Cayman Islands

GREENLIGHT CAPITAL RE, LTD.
The Grand Pavilion, 802 West Bay Road
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2009

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Greenlight Capital Re, Ltd., or the Company, of proxies for use at the Annual General Meeting of Shareholders of the Company, or the Meeting, to be held at The Grand Pavilion, 802 West Bay Road, Grand Cayman, Cayman Islands on April 28, 2009 at 9:00 a.m., (local time), and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements, is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy. Additional copies of the Annual Report on Form 10-K may be obtained, without charge, by writing to us at the address above.

This Proxy Statement and the accompanying proxy card and Notice of Annual General Meeting of Shareholders are first being provided to shareholders on or about March 3, 2009.

Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to “the Company,” "GLRE," “we,” “us,” “our” and similar expressions are references to Greenlight Capital Re, Ltd. All references to Greenlight Re are references to Greenlight Reinsurance, Ltd. the wholly-owned subsidiary of Greenlight Capital Re, Ltd.

Voting Procedures

As a shareholder of GLRE, you have a right to vote on certain business matters affecting GLRE.  The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section.  Each Class A ordinary share of GLRE you owned as of the record date entitles you to one vote on each proposal presented at the Meeting, subject to certain provisions of our Third Amended and Restated Memorandum and Articles of Association, or our Articles, as described below under “Voting Securities and Vote Required.”

Methods of Voting

You may vote by mail, by telephone, over the internet, or in person at the Meeting.

Voting by Mail. If you have requested a paper copy of the proxy documents you may vote by signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials.  If you vote by mail we encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting.

Voting by Telephone. To vote by telephone, please follow either the instructions included on your proxy card or the voting instructions you received by mail or that are being provided via the Internet.  If you vote by telephone, you do not need to complete and mail a proxy card. Telephone voting is available through 9:00 a.m., (local time), the day prior to the Meeting day.

Voting over the Internet. To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by mail or the instructions that are being provided via the Internet.  If you vote over the Internet, you do not need to complete and mail a proxy card. Internet voting is available through 9:00 a.m. (local time) the day prior to the Meeting day.

Voting in Person at the Meeting. If you attend the Meeting and plan to vote in person, we will provide you with a ballot at the Meeting.  If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Meeting.  If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name.  As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Electronic Availability of Proxy Materials for 2009 Annual Meeting

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about March 10, 2009, we will mail to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote over the Internet, by mail or telephone.

This new process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Requesting a Paper Copy of Proxy Materials

Any registered shareholder receiving a Notice of Internet Availability who would like to request a separate paper copy of these materials, should: (1) go to www.bnymellon.mobular.net/bnymellon/GLRE and follow the instructions provided; (2) send an e-mail message to shrrelations@bnymellon.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Notice of Internet Availability; or (3) call our Investor Relations department, at 1(888) 313-0164 (Toll Free) or 1(201) 680-6688 (Outside of the U.S. or Canada).

VOTING SECURITIES AND VOTE REQUIRED

As of March 6, 2009, the record date for the determination of persons entitled to receive notice of, and to vote at, the Meeting, the following ordinary shares are estimated to be issued and outstanding:

•	29,781,736 Class A ordinary shares, par value $0.10 per share

•	6,254,949 Class B ordinary shares, par value $0.10 per share

The above ordinary shares are our only classes of equity shares outstanding and entitled to vote at the Meeting.

Class A Ordinary Shares

Each Class A ordinary share is entitled to one vote per share. However, except upon unanimous consent of the Board of Directors, no holder shall be permitted to acquire an amount of shares which would cause any person to own (directly, indirectly or constructively under applicable United States tax attribution and constructive ownership rules) 9.9% or more of the total voting power of the total issued and outstanding ordinary shares. Due to the voting limitations on our Class B ordinary shares described below, each Class A ordinary share will be effectively entitled to more than one vote per share subject to the 9.9% restriction described in this paragraph.

Class B Ordinary Shares

Each Class B ordinary share is entitled to ten votes per share. However, the total voting power of all Class B ordinary shares, as a class, shall not exceed 9.5% of the total voting power of the total issued and outstanding ordinary shares. The voting power of any Class A ordinary shares held by any holder of Class B ordinary shares (whether directly, or indirectly or constructively under applicable United States tax attribution and constructive ownership rules) shall be included for purposes of measuring the total voting power of the Class B ordinary shares.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of ordinary shares with reason to believe that it is a shareholder whose ordinary shares constitute 9.9% or more of the voting power of the Company, or a 9.9% Shareholder, contact us promptly so that we may determine whether the voting power of such holder’s ordinary shares should be reduced. By submitting a proxy, a holder of ordinary shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.9% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of ordinary shares, the names of persons having beneficial ownership of the shareholder’s ordinary shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of ordinary shares attributable to any person. The directors may disregard the votes attached to ordinary shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the ordinary shares of any shareholder to ensure that no person shall be a 9.9% Shareholder at any time.

The attendance of two or more persons representing, in person or by proxy, more than 50% of the issued and outstanding ordinary shares as of March 6, 2009, the record date of the Meeting, is necessary to constitute a quorum at the Meeting. Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the ordinary shares voted will be required to approve each of the proposals 1, 2, 3 and 4.

With regard to any proposal, votes may be cast in favor of or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business. Generally, broker non-votes occur when ordinary shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote on a particular proposal.

The Board of Directors recommends that the shareholders take the following actions at the Meeting:

1.	Proposal One: to vote FOR the election of the seven director nominees named herein to the Company’s Board of Directors for terms expiring at the Annual General Meeting of Shareholders in 2010.

2.
Proposal Two: to vote FOR the election of the seven director nominees named herein to serve on the Board of Directors of Greenlight Re until the Annual General Meeting of Shareholders in 2010, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company.

3.
Proposal Three: to vote FOR the ratification of BDO Seidman, LLP, or BDO, an independent registered public accounting firm, as the Company’s independent auditor for fiscal year ending December 31, 2009.

4.
Proposal Four: to vote FOR the ratification of BDO an independent registered public accounting firm, as Greenlight Re’s independent auditor for fiscal year ending December 31, 2009, which pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, is required to be considered by the shareholders of the Company.

A representative of BDO will attend the Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

SOLICITATION AND REVOCATION

Proxies must be received by us by 9 a.m. (local time) on April 27, 2009. A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting.

To do this, you must:
enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;
•	file a written revocation with the Secretary of the Company at our address set forth above,
•	file a duly executed proxy bearing a later date; or
•	appear in person at the Meeting and vote in person.

Such persons designated as proxies are officers of the Company.

All ordinary shares represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxy holder’s best judgment as to any other business as may properly come before the Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person should vote the shares in respect of which he or she is appointed proxy holder in accordance with the directions of the shareholder appointing him or her.

PROPOSAL ONE
ELECTION OF DIRECTORS OF THE COMPANY

Our Articles, provide that the Board of Directors shall be appointed annually for a term of appointment that shall end at the conclusion of the Annual General Meeting of Shareholders following the one at which they were appointed. Currently, we have seven directors serving on our Board of Directors. The Board of Directors has nominated Alan Brooks, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy and Joseph Platt to serve as the directors of the Company, to be voted on by all holders of record of ordinary shares as of the Record Date. The Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of the Company if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the Board of Directors may propose. The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Each of the director nominees is currently serving as a director of the Company and is standing for re-election.  Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the following director nominees.

Director Nominees

Name	Age	Position	Director Since
Alan Brooks(1)(3)	62	Director	2004
David Einhorn(3)	40	Chairman	2004
Leonard Goldberg(3)	46	Director, Chief Executive Officer	2005
Ian Isaacs(2)(4)	53	Director	2008
Frank Lackner(1)(3)(4)	40	Director	2004
Bryan Murphy(1)(2)(3)	63	Director	2008
Joseph Platt(2)(4)	61	Director	2004

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Underwriting Committee

(4)	Member of Nominating and Governance Committee

There is no family relationship among any of the nominees, directors and/or any of the Company’s executive officers.

The nominees have consented to serve as directors of the Company and Greenlight Re, if elected.

Set forth below is biographical information concerning each nominee for election as a director of the Company.

Alan Brooks has been a director since July 2004. Mr. Brooks was the non-life insurance practice partner at KPMG in the Cayman Islands from 1984 to 1999 and was then engaged as a consultant by KPMG from February 2001 until his retirement in July 2003. During those years, Mr. Brooks  specialized in providing audit and liquidation services to the offshore insurance industry. Mr. Brooks has been the audit partner to over 150 licensed insurance companies in the Cayman Islands, ranging from companies writing property and casualty, life and credit as well as special purpose vehicles formed to insure catastrophe risks. Mr. Brooks has significant experience in the preparation of financial statements in accordance with United States, United Kingdom, Canadian and International GAAP. Mr. Brooks is also a shareholder and director of Genesis Trust and Corporate Services Ltd., a Cayman Islands-based trust and management company. Prior to qualifying as a Chartered Accountant, Mr. Brooks received a Diploma of Education from the North Buckinghamshire College of Education in 1968. Mr. Brooks has been a Fellow of the Institute of Chartered Accountants of England & Wales since 1979.

David Einhorn has been a director since July 2004 and Chairman of the Board of Directors since August 6, 2004. Mr. Einhorn is president of Greenlight Capital, Inc., which he co-founded in January 1996, and senior managing member of DME Advisors, LP, or DME Advisors, our investment advisor. Greenlight Capital, Inc. and DME Advisors are affiliates of Greenlight Capital Re, Ltd. Mr. Einhorn graduated summa cum laude with distinction from Cornell University in 1991 where he earned a B.A. from the College of Arts and Sciences. Mr. Einhorn also serves as a director of BioFuel Energy Corp. (Nasdaq: BIOF).

Leonard Goldberg has served as our Chief Executive Officer and a director since August 2005. Mr. Goldberg has more than 20 years of insurance and reinsurance experience. He worked with the Alea Group, a reinsurance company, from August 2000 to August 2004, including serving as chief executive officer of Alea North America Insurance Company and Alea North America Specialty Insurance Company from March 2002 to August 2004. Prior to working with the Alea Group, Mr. Goldberg served as chief actuary and senior vice president – Financial Products of Custom Risk Solutions, a managing general agency company, from April 1999 to August 2000. From May 1995 to December 1998, Mr. Goldberg provided various actuarial services to Zurich Group, a reinsurance company, including acting as chief actuary of Zurich Re London. Mr. Goldberg received his B.A. in Mathematics from Rutgers University in 1984 and MBA, Finance Concentration, from Rutgers Executive MBA program in 1993 and is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Ian Isaacs has been a director since May 2008 and was a director of the Company from July 2004 until February 2007. Mr. Isaacs previously resigned from the Board of Directors in February 2007 because his then current employer had a policy which prohibits employees from serving on boards of publicly-traded companies. Mr. Isaacs currently serves as a senior partner of Merlin Securities, a San Francisco-based broker dealer. Mr. Isaacs served as a senior vice president, Investments, with UBS Financial Services, a subsidiary of UBS AG, a Zurich-based investment bank from November 2000 to March 2008. At UBS Financial Services, Mr. Isaacs conducted market research for institutional investors, including those of our affiliates. Mr. Isaacs was employed by PaineWebber in the private client group from May 1990, becoming senior vice president of Investments in 1995, until its acquisition by UBS AG in November 2000. Prior to Paine Webber, Mr. Isaacs was employed by Hambrecht and Quist, an investment bank based in San Francisco, where he worked in the private client division from 1985 to 1990. Mr. Isaacs received his Bachelor of Arts from Carleton College in 1977.

Frank Lackner has been a director since July 2004. Mr. Lackner currently acts as a consultant with Lackner Capital Advisors LLC. Mr. Lackner served as managing director of Fox-Pitt Kelton Cochran Caronia Waller, a global specialist investment bank, from May 2007 to September 2007. Mr. Lackner served as a managing director of Torsiello Securities Inc., an investment banking and financial advisory services company to the global insurance and financial services industry, and its predecessor firm from October 2001 until October 2006. From January 1998 to October 2001, Mr. Lackner was a founder and chief executive officer of RiskContinuum, Inc., an online reinsurance trading exchange. During such time, Mr. Lackner also provided consulting services to First International Capital LLC and to other clients in the insurance industry. From September 1993 to December 1997, Mr. Lackner was a vice president of Insurance Partner Advisors, L.P., a private equity investment partnership formed by the Centre Reinsurance Companies, Chase Manhattan Bank and the Robert Bass Group, which made equity investments in insurance, reinsurance and healthcare companies worldwide. From 1992 to 1993, Mr. Lackner was a finite risk reinsurance underwriter at the Centre Reinsurance Companies, where he worked on both corporate development projects and structuring and pricing finite risk insurance and reinsurance products. From 1990 to 1992, Mr. Lackner was an investment banker at Donaldson, Lufkin & Jenrette Securities Corp., where he advised both property/casualty and life insurance companies on strategic acquisitions, divestitures and capital markets-related activities, including initial public offerings, debt offerings and restructurings. Mr. Lackner received his BBA in Banking and Finance from Hofstra University in 1989. Mr. Lackner also serves as a director of American Safety Insurance Holdings, Ltd. (NYSE: ASI).

Bryan Murphy has been a director since May 2008. Mr. Murphy currently serves as a director and vice chairman of Island Heritage Holdings Ltd., a Cayman Islands-based property, liability and automobile insurer. From 1996 to until his retirement in December 2007, Mr. Murphy served Island Heritage as a founding director and chief executive officer. Prior to Island Heritage, Mr. Murphy acted as a consultant to Trident Partnership from 1994 to 1996 and was employed by International Risk Management Group from 1978 to 1994. Mr. Murphy has over 30 years experience in the insurance business and has held senior positions in several countries, including Cayman Islands, Ireland, Ethiopia and Saudi Arabia. Mr. Murphy holds a degree in economics and mathematics from University College, Dublin, Ireland.

Joseph Platt has been a director since July 2004. Currently, Mr. Platt is the general partner at Thorn Partners, LP a family limited partnership. Mr. Platt’s career at Johnson and Higgins (J&H), a global insurance broker and employee benefits consultant, spanned 27 years until the sale of J&H to Marsh & McLennan Companies in March of 1997. At the sale of J&H, Mr. Platt was an owner, director and executive vice president responsible for North America and marketing and sales worldwide. He was head of the operating committee and a member of the executive committee. Mr. Platt received his B.A. from Manhattan College in 1968 and his J.D. from Fordham University Law School in 1971. Mr. Platt also attended Harvard Business School’s Advanced Management Program in 1983. Since 1997, Mr. Platt has been an active private investor. Mr. Platt is on the board of directors of Jones Brown, a private Canadian insurance broker, and serves as an independent director of the BlackRock Open End & Liquidity Funds. He is also a Director of the West Penn Allegheny Health System (WPAHS). He is a member of the New York State Bar Association.

Alternate Director

Daniel Roitman.  Section 14 of the Articles provide that any director (other than an alternate director) may, by writing, appoint any other director, or any other person willing to act, to be an alternate director and, by writing, may remove from office an alternate director so appointed by him. We anticipate that, if re-elected, Mr. Einhorn will continue to appoint Daniel Roitman as his alternate director. Mr. Roitman is not a director nominee. Mr. Roitman has served as chief operating officer and partner of Greenlight Capital, Inc. since January 2003. From 1996 through 2002, Mr. Roitman worked at Goldman Sachs. Before joining Goldman Sachs, Mr. Roitman was employed as a member of the New York technology practice at Andersen Consulting, now Accenture. Mr. Roitman earned a B.S. with distinction in electrical engineering from Cornell University in 1991 and a M.Eng. in 1992. Mr. Roitman graduated with distinction from the New York University Stern School of Business in 2002, earning an MBA in Finance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

PROPOSAL TWO
ELECTION OF DIRECTORS OF GREENLIGHT RE

Pursuant to the Articles, with respect to any matter required to be submitted to a vote of the shareholders of Greenlight Re, the Company is required to submit a proposal relating to such matters to its own shareholders and vote all the shares of Greenlight Re owned by the Company in accordance with and proportional to such vote of the Company’s shareholders. Accordingly, the shareholders of the Company are being asked to consider this proposal.

Currently, we have seven directors serving on Greenlight Re’s Board of Directors, which is a full Board of Directors. Greenlight Re’s Board of Directors has nominated Alan Brooks, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy and Joseph Platt to serve as the directors of Greenlight Re, to be voted on by all holders of record of ordinary shares as of the Record Date. The Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of Greenlight Re if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the Board of Directors may propose. The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Each of the director nominees is currently serving as a director of Greenlight Re. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the following director nominees.

Director Nominees

Name	Age	Position	Director Since
Alan Brooks	62	Director	2004
David Einhorn	40	Chairman	2004
Leonard Goldberg	46	Director, Chief Executive Officer	2005
Ian Isaacs	53	Director	2008
Frank Lackner	40	Director	2004
Bryan Murphy	63	Director	2008
Joseph Platt	61	Director	2004

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” AUTHORIZATION OF THE ELECTION OF GREENLIGHT RE’S NOMINEES ABOVE.

PROPOSAL THREE
APPOINTMENT OF THE COMPANY’S AUDITOR

Upon recommendation of the Audit Committee, the Board of Directors proposes that the shareholders ratify the appointment of BDO to serve as the independent auditors of the Company for the 2009 fiscal year until the Company’s Annual General Meeting of Shareholders in 2010. BDO served as the independent auditors of the Company for the 2008 fiscal year. A representative of BDO will attend the Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY'S AUDITOR PROPOSAL.

PROPOSAL FOUR
APPOINTMENT OF GREENLIGHT RE’S AUDITOR

Upon recommendation of the Audit Committee, the Board of Directors proposes that the shareholders ratify the appointment of BDO to serve as the independent auditors of Greenlight Re for the 2009 fiscal year until Greenlight Re’s Annual General Meeting of Shareholders in 2010. BDO served as the independent auditors of Greenlight Re for the 2008 fiscal year. A representative of BDO will attend the Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GREENLIGHT RE’S AUDITOR PROPOSAL.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Our Board of Directors has four committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Underwriting Committee.  Each committee has a written charter. The table below provides current membership and fiscal year 2008 meeting information for each of the Board committees. Committee memberships changed during the fiscal year.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Underwriting Committee
Alan Brooks	X*			X
David Einhorn				X
Leonard Goldberg				X
Ian Isaacs		X*	X
Frank Lackner	X		X	X*
Bryan Murphy	X	X		X
Joseph Platt		X	X*

Total Meetings	5	4	4	5

* Committee Chairperson

Each of our directors attended in person, or by telephone from outside of the United States, at least 80% of the four meetings of the Board of Directors and any committee on which he served in 2008. It is our policy that directors are expected to attend the Meeting in the absence of a scheduling conflict or other valid reason.

Members of the Audit Committee, Compensation Committee and Nominating and Governance Committee must meet all applicable independence tests of the Nasdaq stock market rules and the applicable rules and regulations promulgated by the Securities and Exchange Commission, or the SEC. The Company’s Nominating and Governance Committee and the Board of Directors have reviewed the responses of director nominees to a questionnaire asking about their relationships (and those of immediate family members) with the Company and other potential conflicts of interest. Except as noted, the Board of Directors concluded that all of the director nominees listed below are independent in accordance with the director independence standards of the Nasdaq stock market rules and the SEC and that none has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director. Accordingly, the majority of the Board of Directors is currently and, if all the director nominees are elected, will be comprised of independent directors.

Director	Independent	Transactions and Material Relationships
Alan Brooks	Yes	None
David Einhorn	No	President of Greenlight Capital, Inc. and senior managing member of DME Advisors, LP
Leonard Goldberg	No	Chief Executive Officer of the Company
Ian Isaacs	Yes	None
Frank Lackner	Yes	None
Bryan Murphy	Yes	None
Joseph Platt	Yes	None

Below is a description of each committee of our Board of Directors.

Audit Committee

The Audit Committee is currently composed entirely of non-management directors each of whom the Board of Directors has determined is independent in accordance with the Nasdaq stock market rules and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, the Exchange Act. The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee is governed by a written charter approved by our Board of

Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky. Mr. Brooks has been designated as an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee is appointed by the Board of Directors. All of these members of our Compensation Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. The Compensation Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky. Our Compensation Committee, among other things, assists our Board of Directors in ensuring that a proper system of compensation is in place to provide performance-oriented incentives to management and makes recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans.

Nominating and Governance Committee

The Nominating and Governance Committee makes recommendations to the Board of Directors as to nominations and compensation for the Board of Directors and committee members, as well as structural, governance and procedural matters. The Nominating and Governance Committee also reviews the performance of the Board of Directors and the Company’s succession planning. All of the members of our Nominating and Governance Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations. The Nominating and Governance Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.

The Nominating and Governance Committee is responsible for reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of new directors as well as the composition of the Board of Directors as a whole. When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Governance Committee generally does not use third-party search firms. The Nominating and Governance Committee considers recommendations from other directors, management and others, including shareholders. In general, the Nominating and Governance Committee looks for directors possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities.

The Nominating and Governance Committee will consider, for director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating and Governance Committee in care of the Company’s Secretary, Greenlight Capital Re, Ltd., The Grand Pavilion, 802 West Bay Road, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands. To be considered by the Nominating and Governance Committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for director who are recommended by shareholders to the Nominating and Governance Committee will be evaluated in the same manner as any other nominee for director. Nominations by shareholders may also be made at an Annual General Meeting of Shareholders in the manner set forth under “Shareholder Proposals for the Annual General Meeting of Shareholders in 2010.”

Underwriting Committee

The Underwriting Committee, among other things, advises our Board of Directors and management concerning the establishment and review of our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure. The Underwriting Committee is governed by a written charter approved by our Board of Directors, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.

 EXECUTIVE OFFICERS

Name	Age	Position	Position Since
Leonard Goldberg*	46	Director, Chief Executive Officer	2005
Barton Hedges	43	President and Chief Underwriting Officer	2006
Tim Courtis	47	Chief Financial Officer	2006

*	See biography above under “Director Nominees.”

Barton Hedges has served as President and Chief Underwriting Officer of Greenlight Re since January 2006. Mr. Hedges has more than 20 years experience in the property and casualty insurance and reinsurance industry and is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Prior to joining Greenlight Re, Mr. Hedges served as president and chief operating officer of Platinum Underwriters Bermuda, Ltd., a property, casualty and finite risk reinsurer from July 2002 until December 2005, where he was responsible for the initial start-up of the company and managed the company’s day-to-day operations. Mr. Hedges previous experience includes serving as executive vice president and chief operating officer of Bermuda-based Scandinavian Re, actuarial consultant at Tillinghast – Towers Perrin, Senior Manager at Deloitte & Touche LLP and actuarial manager at United States Fidelity and Guaranty Company, where he began his career in 1987. Mr. Hedges has a B.A. in Mathematics from Towson State University.

Tim Courtis has served as Chief Financial Officer since May 2006. Mr. Courtis has 19 years experience in the property and casualty reinsurance, captive and insurance industry. Mr. Courtis was president and chief financial officer of European International Reinsurance Company Ltd., a subsidiary of Swiss Re, from August 1994 until April 2006, where he was responsible for the management and financial analysis of Swiss Re’s Barbados-based entities. Prior to joining Swiss Re in 1994, Mr. Courtis worked for Continental Insurance in Barbados and International Risk Management Company in Bermuda where he performed duties as senior account manager to various captive insurance companies. Mr. Courtis is a Canadian Chartered Accountant and has a MBA from York University, Toronto and a Bachelor of Business from Wilfrid Laurier University, Waterloo.

 DIRECTOR COMPENSATION

We currently have five independent directors who receive compensation from us for their services. Under the Articles, our directors may receive compensation for their services as may be determined by our Board of Directors. Neither Mr. Einhorn nor Mr. Goldberg is eligible for compensation as a member of our Board of Directors. Our Compensation Committee determined that the annual retainer we pay to our directors, excluding Mr. Einhorn and Mr. Goldberg, is $50,000, effective May 1, 2007, payable at the election of the directors either quarterly (for quarters commencing May 1) in arrears, in cash or once in restricted shares, which restricted shares will vest at the earlier of the date of the one year anniversary of the grant date and the next Annual General Meeting of Shareholders. Each independent director will also be annually awarded 2,000 restricted shares, which will vest at the earlier of the date of the one year anniversary of the grant date and the next Annual General Meeting of Shareholders.  Effective May 1, 2009, the award will increase to 4,000 restricted shares.  Our Compensation Committee also determined that the Chairman of the Audit Committee (Mr. Brooks) will receive an additional $20,000 in cash annually, payable quarterly (for quarters commencing May 1) in arrears.

Director Compensation Table

The following table summarizes the compensation paid to our independent directors in 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Alan Brooks	20,000	91,142	1,674	112,816
Ian Isaacs(3)	—	56,276	—	56,276
Frank Lackner	50,000	39,099	1,674	90,773
Bryan Murphy	—	56,276	—	56,276
Joseph Platt	—	91,142	1,674	92,816
Jerome Simon(4)	16,667	15,055	—	31,722

(1)
All stock awards were granted under our stock incentive plan. We account for our stock incentive plan under Statement of Financial Accounting Standards No. 123R, “Share-Based Payments,” or SFAS No. 123R. The value reported above in the “Stock Awards” column is  the amount we expensed during 2008 based on the grant date fair value for each director’s stock award.

(2)
The aggregate number of option awards held on December 31, 2008 by each of Messrs. Brooks, Lackner and Platt was 2,000. All option awards were granted under our stock incentive plan. The full grant date fair value of the options computed in accordance with SFAS No. 123R is $12,340 per director. We account for the stock incentive plan under SFAS No. 123R. The value reported above in the “Option Awards” column is the amount we expensed during 2008 for each director’s option award.

(3)
Mr. Isaacs has been a director since May 1, 2008 and was also a director of the Company from 2004 to 2007. He previously resigned from our Board of Directors on February 16, 2007 whereupon he forfeited 2,000 unvested options and 1,667 stock awards.

(4)	Mr. Simon resigned as a director of the Company on May 1, 2008.

Shareholder Communication

The Nominating and Governance Committee has adopted a policy for handling shareholder communications to directors. The policy and contact information can be found on our website at www.greenlightre.ky. Shareholders may send written communications to the Board of Directors or any one or more of the individual directors by mail, c/o Secretary, Greenlight Capital Re, Ltd., The Grand Pavilion, 802 West Bay Road, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands or by fax at (345) 745-4576. There is no screening process, other than to confirm that the sender is a shareholder and to filter inappropriate materials and unsolicited materials of a marketing or publication nature. All shareholder communications that are received by the Secretary of the Company for the attention of a director or directors are forwarded to the director or directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policy

In general, we seek to pay salaries and living expenses that are commensurate with the salaries and living expenses paid to executives at other reinsurance companies. However, as we are the first global reinsurer in the Cayman Islands, no direct comparisons may be made.

Our performance-driven compensation policy consists of the following three components:

•	base salary;

•	bonuses; and

•	equity-based compensation.

We use short-term compensation comprised of base salary and annual cash bonuses and long-term compensation comprised of deferred bonuses, stock options and restricted stock in an effort to align our employees’ and executive officers’ interests with those of our shareholders and increase long-term growth in book value per share. We compensate our current executive officers, Messrs. Goldberg, Hedges and Courtis, or the named executive officers, according to the terms of their employment agreements. Messrs. Goldberg and Courtis are named executive officers based on their positions with us and Mr. Hedges is a named executive officer based on his level of compensation.

Our Compensation Committee reviews all recommendations made with respect to discretionary compensation and approves all discretionary compensation decisions for all of our employees, including our named executive officers. Each year, our named executive officers provide information and recommendations to the Compensation Committee with respect to individual performance to assist the Compensation Committee with its analysis and evaluation of each employee’s compensation. However, while the Compensation Committee considers this information, it is not bound by the named executive officers’ recommendations. While the Compensation Committee is generally familiar with the compensation of similarly situated individuals and does consider this information when making compensation decisions, given the nature of our business and compensation, the Compensation Committee has not felt it necessary to utilize the services of a compensation consultant or to do any formal benchmarking.

Base Salary

We use base salary to recognize the experience, skills, knowledge, roles and responsibilities of our employees and executive officers. When establishing the base salaries of our named executive officers, our Compensation Committee considered a number of factors, including:

•	the individual’s years of underwriting and actuarial experience;

•	the functional role of the position;

•	the level of the individual’s responsibility;

•	our ability to replace the individual; and

•	the limited number of well-qualified candidates available in or willing to relocate to the Cayman Islands.

Base salaries, which may include a living allowance, are expected to be reviewed by the Compensation Committee for possible increases at least once every three years and the timing of such review depends on the nature of the individual’s responsibilities and whether the Compensation Committee believes that changed circumstances warrant such review.

Bonuses

We use bonuses to reward individual and company performance. We expect our bonuses to be highly variable from year to year primarily due to our expectation of annual variability in our underwriting result.  Our Compensation Committee determines each named executive officer’s target bonus, expressed as a percentage of his base salary.

Our Compensation Committee approved a bonus program, which became effective as of the 2007 year and in which all our employees, including our named executive officers, participate. Under the bonus program, each employee’s target bonus consists of two components: a quantitative component based on return on deployed equity relating to our reinsurance operations and a discretionary component based on a qualitative assessment of each employee’s performance. Each employee is assigned a percentage of the portion of his or her bonus that will be determined based upon the quantitative component of his or her bonus. An employee’s quantitative bonus percentage may be adjusted annually by the Compensation Committee based primarily on the roles and responsibilities of the employee and the level of their direct involvement in underwriting operations.  The remaining portion of the target bonus is discretionary and determined based on a qualitative assessment of the employee’s performance in relation to certain annual performance goals and objectives.

The quantitative portion of an employee’s annual bonus is not calculated and paid until two years from the end of the fiscal year in which the business was underwritten. The employee’s receipt of the quantitative portion of his or her bonus is therefore deferred for two years so that we can better determine the actual performance of the reinsurance contracts for such underwriting year. An employee must be employed by us on the last day of the applicable fiscal year in order to receive the quantitative component of his or her bonus with respect to such year, but need not be employed by us at the date of payment of the deferred amounts. Notwithstanding the foregoing, with respect to the quantitative portion of the employee’s annual bonus for 2009 and future years, employees must be employed on January 1 following the end of the applicable fiscal year and the payment schedule may be adjusted to comply with Section 457A of the Internal Revenue Code of 1986, as amended, or the Code. Our Compensation Committee has the discretion to reduce or increase any employee’s quantitative component bonus award based on his or her individual performance or other extraordinary factors.

We do not provide financial guidance relative to our return on deployed equity relating to our reinsurance operations; we believe that disclosure of the specific details of our return on deployed equity methodology and the levels required for bonus payments would cause us competitive harm. Moreover, 2007 was the first year in which our Compensation Committee employed this bonus program, and we only commenced our underwriting operations in April 2006. Therefore, we have not reached our first two year deferral period and we cannot assess whether the levels required for payment of quantitative bonuses, or any portion thereof, will be attained, with any degree of certainty. However, we believe that the levels required for quantitative bonus payments to each of our employees are attainable.

The discretionary portion of an employee’s annual bonus is determined by taking into account the employee’s achievement of individual performance goals established by the employee and management and reviewed and approved by our Chief Executive Officer (in the case of non-management employees) or the Compensation Committee (in the case of management employees including our named executive officers). An employee must be employed by us or one of our subsidiaries on the last day of the year in order to receive the discretionary component of his or her bonus for the year.

With respect to the 2008 discretionary bonuses for our named executive officers, the Compensation Committee considered the individual performance of each of our named executive officers taking into account their respective achievements in relation to certain goals and objectives and such other criteria as our Compensation Committee deemed appropriate. The following is a non-exclusive list of factors considered by our Compensation Committee in making 2008 qualitative bonus determinations, none of which were assigned any particular weight and none of which were necessarily applicable to any particular named executive officer:

•	Expanding new lines of business;

•	Developing and retaining relationships with brokers, agents and managing general agents;

•	Coordinating regulatory issues and relationships, including with rating agencies;

•	Managing our letters of credit facilities;

•	Ensuring that Board of Directors and committee meetings run efficiently and effectively;

•	Managing the ongoing public reporting process, including any SEC or Nasdaq issues;

•	Recruiting and developing staff;

•	Developing and managing relationships with outside experts, including financial advisors, attorneys and accountants; and

•	Producing underwriting analyses and reports which help the Company track the progress of its business.

As a result of these analyses, the Compensation Committee approved discretionary bonus amounts with respect to 2008 performance for each of our named executive officers, resulting in a $250,000 qualitative bonus payment to Mr. Goldberg, a $225,000 qualitative bonus payment to Mr. Hedges and a $225,000 qualitative bonus payment to Mr. Courtis.

The discretionary bonus amounts will be paid on or around March 13, 2009.

Stock Incentive Plan Awards

In 2004, we adopted a stock incentive plan, which was amended and restated effective as of August 15, 2005, February 14, 2007 and May 4, 2007. We have historically granted stock options to our employees, including our named executive officers, at employment inception that vest ratably over three years. Pursuant to the terms of his employment agreement, Mr. Goldberg also receives annual option grants and on August 11, 2008, our Board of Directors granted Mr. Goldberg options to acquire 80,000 Class A ordinary shares at an exercise price of $29.39 per share, being 1.7 times the Company’s fully diluted book value per share as of June 30, 2008.

Our Compensation Committee has decided that over the long term, restricted stock will be the preferred form of equity compensation as it better aligns management with long-term shareholder value creation. Our Compensation Committee determines the value of restricted stock grants that each named executive officer may receive, which will depend upon each named executive officer’s performance. The restricted stock will be subject to three-year cliff vesting. Unvested restricted shares will be forfeited if a named executive officer terminates employment for any reason (other than death or disability). Currently, we expect long-term compensation, or the deferred portion of our bonus program and stock incentive plan awards, to represent the majority of each named executive officer’s compensation.

In order to prevent the backdating of equity awards and to ensure that the timing of awards or the release of material information will not be accelerated or delayed to allow an award recipient to benefit from a more favorable stock price, on February 27, 2008, our Board of Directors and Compensation Committee adopted a policy with respect to the equity grant practices that delineates specific procedures that must be followed when granting equity awards. We believe this policy helps the integrity of our equity award grant practices.

With respect to the 2007 year, our Compensation Committee approved and we granted awards of 24,935 Class A ordinary restricted shares to each of Messrs. Goldberg, Hedges and Courtis under our stock incentive plan. The restricted shares were granted on March 24, 2008 and are subject to three-year cliff vesting. These stock awards reflect our Compensation Committee’s assessment of each individual’s successful performance during 2007 with respect to building the Company’s underwriting platform and efforts made to prepare the Company for a successful initial public offering.

With respect to the 2008 year, our Compensation Committee approved and we will grant awards of $701,250, $601,250 and $626,250 of Class A ordinary restricted shares to each of Messrs. Goldberg, Hedges and Courtis under the stock incentive plan.  The number of shares will be calculated based on the closing price of the shares on March 12, 2009. The restricted shares will be granted on or around March 13, 2009 and are subject to three-year cliff vesting. These stock awards reflect our Compensation Committee’s assessment of each individual’s successful performance during 2008 with respect to further developing the Company’s underwriting platform, developing strategic partnerships and judiciously deploying underwriting capital in a softening reinsurance marketplace.

Other

Our named executive officers are all currently parties to employment and Section 457A agreements. These agreements were amended in 2008 to the extent necessary to comply with Section 409A of the Code. In addition, we intend to continue to maintain our current benefits and perquisites for our executive officers. Our Compensation Committee may revise, amend or add to these benefit programs at its discretion.

Because we are not a U.S. taxpayer, our compensation program has not been designed to comply with Section 162(m) of the Code.

Ordinary Share Ownership Guidelines

We believe that broad-based share ownership by our employees, including our named executive officers, is the most effective method to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders. We do not, however, have a formal requirement for share ownership by any group of employees including our named executive officers.

Change in Control and Severance

Upon termination of employment or a change in control, the named executive officers may receive accelerated vesting of awards granted under our stock incentive plan and severance payments under their employment agreements.

Under our stock incentive plan, our Compensation Committee generally has the discretion to vest unvested awards upon a change in control as described below under “The Stock Incentive Plan.” This discretion allows the Compensation Committee to determine at the time of the change in control whether, and the extent to which, additional vesting is warranted. In addition, Mr. Goldberg’s option agreements and each named executive officer’s restricted stock award agreements provide for accelerated vesting upon termination of employment under certain circumstances, including upon a change in control. For more details on these termination provisions, see “Potential Payments upon Termination or Change in Control.”

Upon termination of employment without cause or for good reason, our named executive officers are eligible for severance payments which, depending upon the circumstances surrounding termination, may include:

•	a cash payment equal to one year’s annual salary and bonus;

•	a pro-rated target bonus for the year of termination; and

•	one year of continued health benefits.

The amount of our severance obligations to our named executive officers is designed to be competitive with the amounts payable to executives in similar positions at other global reinsurance companies with which we compete for talent. Severance payments are made monthly and are contingent upon the named executive officer’s continued compliance with the restrictive covenants in his employment agreement. Mr. Goldberg’s agreement contains a special provision whereby he may terminate his employment and receive severance benefits in the event of a change in control (as defined under the description of his employment agreement). We agreed to this provision in consideration of the risk Mr. Goldberg took by joining us in our formation stages and our recognition of his willingness to take the risk and his confidence in both our overall strategy and the strength of our Board of Directors.

Compensation Committee Report

In February 2009, our Compensation Committee reviewed and discussed the compensation discussion and analysis required by Regulation S-K, Item 402(b) promulgated under the Exchange Act, with management. Based on the review and discussions referred to in the preceding sentence, our Compensation Committee recommended to our Board of Directors that this compensation discussion and analysis disclosure be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

The Compensation Committee

Ian Isaacs (Chairman)
Bryan Murphy
Joseph Platt

The foregoing Compensation Committee Report shall not be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference in any filed document.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table summarizes the total compensation awarded to our named executive officers in 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Leonard Goldberg, CEO	2008	462,500	250,000(1)	318,963	910,516	—	—	109,317(6)	2,051,296
	2007	500,000	100,000	156,593	1,119,566	—	—	127,317(7)	2,003,476
	2006	500,000	600,000	—	1,469,246	—	—	124,268(7)	2,693,514

Tim Courtis, CFO	2008	300,000	225,000(1)	223,494	82,918	—	—	79,317(8)	910,729
	2007	291,667	90,000	80,688	196,037	—	—	79,317(8)	737,709
	2006	166,667	103,333	—	208,712	—	—	77,268(9)	555,980

Barton Hedges, CUO	2008	450,000	225,000(1)	300,332	158,437	—	—	79,317(10)	1,213,086
	2007	450,000	90,000	141,780	405,799	—	—	79,317(10)	1,166,896
	2006	450,000	570,000	—	898,264	—	—	76,268(10)	1,994,532

(1)	Represents the discretionary portion of the named executive officer’s bonus to be paid on March 13, 2009.

(2)
All stock awards were granted under our stock incentive plan. We account for the stock incentive plan under SFAS No. 123R. The value reported above in the "Stock Awards" column is the amount we expensed during the respective year based on the grant date fair value for each named executive officer’s restricted stock award.

(3)
All option awards were granted under our stock incentive plan at fair value on the date of grant. The value reported above in the "Option Awards" column is the amount we expensed during the respective year for each named executive officer’s option award.

(4)
The quantitative portion of each named executive officer’s bonus for 2007 and 2008 is only an estimate. As discussed in the “Compensation Discussion & Analysis” section of this proxy statement, such quantitative component is calculated and paid two years following the end of the fiscal year in which the business is underwritten (for example, for the 2008 underwriting year the quantitative portion of the bonus will be paid in 2011). As of December 31, 2008, we believe that these bonus amounts relating to 2008 would equal approximately $389,000 for Mr. Goldberg (2007: $984,000), $350,000 for Mr. Hedges (2007: $885,000) and $59,000 for Mr. Courtis (2007: $148,000). We note, however, that the ultimate amount of the quantitative portion of the bonus for each named executive officer may differ materially from the estimate provided herein.

(5)	The amounts shown in this column include a housing allowance and the amounts we contributed to our defined contribution pension plan on behalf of each named executive officer.

(6)	Includes a $102,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of Mr. Goldberg.

(7)	Includes a $120,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of Mr. Goldberg.

(8)	Includes a $72,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of Mr. Courtis.

(9)	Includes a $25,000 relocation allowance, a $48,000 housing allowance and amounts that we contributed to our defined contribution pension plan on behalf of Mr. Courtis.

(10)	Includes a $72,000 housing allowance and amounts contributed to our defined contribution pension plan on behalf of Mr. Hedges.

Grants of Plan Based Awards for Fiscal Year 2008

Our Compensation Committee, or our Board of Directors acting as our Compensation Committee, granted stock option and restricted stock awards under our stock incentive plan and established target quantitative bonuses (which will be paid in 2011) for our named executive officers in 2008. Set forth in the following table is information regarding stock option and restricted stock awards granted in 2008 as well as 2008 target quantitative bonus amounts.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2008

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards	All other Stock Awards: Number of Shares of Stock or Units (#)(2)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Leonard Goldberg	3/24/08	2/27/08	389,000	—	24,935	—	—	473,765
Leonard Goldberg	8/11/08	8/05/08	—	—	—	80,000	29.39(3)	695,200
Tim Courtis	3/24/08	2/27/08	59,000	—	24,935	—	—	473,765
Barton Hedges	3/24/08	2/27/08	350,000	—	24,935	—	—	473,765

(1)	The amounts in this column reflect the named executive officer’s target quantitative bonus for 2008 under the bonus program.

(2)	The amount in this column represents a grant of restricted shares made pursuant to our stock incentive plan. Each restricted share award is subject to three-year cliff vesting.

(3)	The exercise price of the Option Award is 1.7 times the fully diluted book value on the grant date.

Outstanding Equity Awards at Fiscal Year End 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leonard Goldberg	500,000(3)	—	—	11.10	8/15/15	61,935	804,536	—	—
	73,334(4)	36,666(4)	—	13.48	10/05/16	—	—	—	—
	16,667(5)	33,333(5)	—	19.60	8/15/17	—	—	—	—
	20,000(6)	60,000(6)	—	29.39	8/11/18	—	—	—	—
Tim Courtis	50,000(7)	25,000(7)		12.72	5/01/16	44,000	571,560	—	—
Barton Hedges	166,667(8)	83,333(8)	—	11.63	1/02/16	58,435	759,071	—	—

(1)	This column reflects grants of restricted shares made pursuant to our stock incentive plan. All restricted shares are subject to three-year cliff vesting.

(2)	Assumes a stock price of $12.99, the closing price on December 31, 2008.

(3)
Mr. Goldberg was granted an option to purchase 500,000 Class A ordinary shares on August 15, 2005 in accordance with the terms of his employment. The option became exercisable with respect to 166,666 shares on August 15, 2006 and became exercisable with respect to another 166,667 shares each on August 15, 2007 and 2008.

(4)
Mr. Goldberg was granted an option to purchase 110,000 Class A ordinary shares on October 5, 2006, 100,000 of which were granted in accordance with the terms of his employment agreement and another 10,000 of which were granted at the discretion of the Compensation Committee. The option became exercisable with respect to 36,667 shares each on October 5, 2007 and 2008, and will become exercisable with respect to the remaining 36,666 shares on October 5, 2009.

(5)
Mr. Goldberg was granted an option to purchase 50,000 Class A ordinary shares on August 15, 2007 in accordance with the terms of his employment agreement. The option became exercisable with respect to 16,667 shares on August 15,  2008, and will become exercisable with respect to 16,667 shares on August 15, 2009 and the remaining 16,666 on August 15, 2010.

(6)
Mr. Goldberg was granted an option to purchase 80,000 Class A ordinary shares on August 11, 2008 in accordance with the terms of his employment agreement. The option became exercisable with respect to 20,000 shares immediately upon grant and will become exercisable with respect to 20,000 shares each on August 11, 2009, 2010 and 2011.

(7)
Mr. Courtis was granted an option to purchase 75,000 Class A ordinary shares on May 1, 2006 in accordance with the terms of his employment. The option became exercisable with respect to 25,000 shares each on May 1, 2007 and 2008 and will become exercisable with respect to 25,000 shares on May 1, 2009.

(8)
Mr. Hedges was granted an option to purchase 250,000 Class A ordinary shares on January 2, 2006 in accordance with the terms of his employment. The option became exercisable with respect to 83,334 shares on January 2, 2007 and became exercisable with respect to 83,333 shares on January 2, 2008 and will become exercisable with respect to 83,333 shares on January 2, 2009.

Option Exercises and Stock Vested

No stock options were exercised and no stock awards vested during 2008.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to the Company’s Class A ordinary shares that may be issued upon the exercise of options, warrants and restricted stock granted to employees, consultants or members of the Board of Directors under all of our existing compensation plans, including the 2004 Stock Incentive Plan, each as amended.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by share holders	1,608,340(1)	$12.56	439,054(2)
Equity compensation plans not approved by share holders	—	—	—
Total	1,608,340(1)	$12.56	439,054(2)

(1)
Includes 1,258,340 Class A ordinary shares issuable upon the exercise of options that were outstanding under the Stock Incentive Plan as of December 31, 2008. Also includes 400,000 Class A ordinary shares issuable upon the exercise of share purchase options granted in 2004 to a consultant, First International Capital Holdings, Ltd., or FIC, less 50,000 Class A ordinary shares relating to the re-purchase of share purchase options from FIC in December 2007.

(2)
Represents the difference between the number of securities issuable under the Stock Incentive Plan (2,000,000) and the number of securities issued under the Stock Incentive Plan as of December 31, 2008 being 1,560,946. The number of securities to be issued under the Stock Incentive Plan consists of options to acquire 1,259,000 Class A ordinary shares as well as 301,946 issued shares.

Pension Benefits

None of our named executive officers participates in a qualified or non-qualified defined benefit pension plan sponsored by us. In accordance with the National Pensions Law (2000 Revision) of the Cayman Islands, all Cayman Islands-based employers are required to make a contribution to a pension plan for each person they employ. As of June 1, 2006, we adopted a defined contribution pension plan. The amounts contributed to this plan on behalf of the named executive officers are set forth in the following table.

Non-qualified Deferred Compensation in Fiscal Year 2008

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Leonard Goldberg	—	7,317	(5,320)	—	14,143
Barton Hedges	—	7,317	(5,727)	—	13,674
Tim Courtis	—	7,317	(5,221)	—	14,288

(1)
The amounts provided in this column represent the amount of the contributions we made on behalf of each named executive officer to our defined contribution pension plan during 2008. These amounts are also reported as compensation in the Summary Compensation Table under the “All Other Compensation” column.

(2)
Earnings are measured based on the named executive officer’s individual investment selections. The aggregate earnings and aggregate balance data for each named executive officer under the defined contribution pension plan is reported net of any pension plan expenses.

Employment Agreements

The following paragraphs summarize the material terms of the employment agreements of our named executive officers. The severance provisions of these agreements are summarized in the section titled “Potential Payments Upon Termination or Change in Control” below.

Chief Executive Officer

Leonard Goldberg. We have entered into an employment agreement with Leonard Goldberg under which he serves as our Chief Executive Officer for a term beginning on August 15, 2008 (amended December 30, 2008) and ending on August 14, 2011. Under the terms of his employment agreement, Mr. Goldberg is entitled to receive an annual salary of not less than $400,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 125% of base salary. Mr. Goldberg receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Mr. Goldberg is also reimbursed for certain tax preparation expenses. Under the terms of his employment agreement, on August 11, 2008, Mr. Goldberg was granted an option to acquire 80,000 Class A ordinary shares. On each third Nasdaq trading day following the Company’s release of earnings results for the quarterly period ended June 30, on which Mr. Goldberg is employed by us, he will be granted an additional option to acquire 80,000 Class A ordinary shares. All shares subject to an option must have an exercise price equal to the greater of the fair market value per share on the date of grant and 1.7 times the Company’s fully diluted book value per share at June 30 preceding the grant date.

Mr. Goldberg is subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements. The non-competition restriction does not apply if Mr. Goldberg’s employment terminates at the end of its term under circumstances that do not entitle him to receive severance payments.

Executive Officers

Barton Hedges. We have entered into an employment agreement effective January 10, 2006 (amended December 30, 2008) with Barton Hedges under which he serves as our President and Chief Underwriting Officer of Greenlight Re. The employment agreement does not have a fixed term. Under the terms of his employment agreement, Mr. Hedges is entitled to receive an annual salary of not less than $450,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 100% of base salary. Mr. Hedges receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Mr. Hedges is also reimbursed for certain tax preparation expenses. Under the terms of his employment agreement, on January 2, 2006, Mr. Hedges received an option to acquire 250,000 Class A ordinary shares with an exercise price equal to the fair market value per share on the date of grant.  On February 18, 2009 we amended the employment agreement with Mr. Hedges such that, with effect from January 1, 2009, Mr. Hedges is entitled to receive an annual salary of $500,000.

Tim Courtis. We have entered into an employment agreement effective May 1, 2006 (amended December 30, 2008) with Tim Courtis under which he serves as our Chief Financial Officer. The employment agreement does not have a fixed term. Mr. Courtis receives an annual base salary of not less than $300,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 50% of base salary. Mr. Courtis receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Under the terms of his employment agreement, on May 1, 2006, Mr. Courtis received an option to acquire 75,000 Class A ordinary shares with an exercise price equal to the fair market value per share on the date of grant.  On February 18, 2009 we amended the employment agreement with Mr. Courtis such that, with effect from January 1, 2009, Mr. Courtis’ target bonus is 60% of base salary.

Mr. Hedges and Mr. Courtis are also subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements.

The Stock Incentive Plan

General

On August 11, 2004, we adopted the Greenlight Capital Re, Ltd. 2004 stock incentive plan, or the stock incentive plan, which was amended and restated on August 15, 2005, February 14, 2007 and May 4, 2007. The general purpose of the stock incentive plan is to enable us and our affiliates to retain the services of eligible employees, directors and consultants through the grant of stock options, stock bonuses and rights to acquire restricted shares (collectively referred to as the awards).

Subject to adjustment in accordance with the terms of the stock incentive plan, 2,000,000 Class A ordinary shares are available for the grant of awards under the stock incentive plan. The maximum number of Class A ordinary shares with respect to which options may be granted to any participant during any calendar year is 500,000 Class A ordinary shares. As of December 31, 2008, 1,259,000 options and 301,946 restricted shares have been granted under the stock incentive plan.

Administration

Our Compensation Committee administers the stock incentive plan and has broad discretion, subject to the terms of the stock incentive plan, to determine which eligible participants will be granted awards, prescribe the terms and conditions of awards, establish rules and regulations for the interpretation and administration of the stock incentive plan and adopt any modifications, procedures or sub-plans that may be necessary or desirable to comply with the laws of foreign countries in which we or our affiliates operate to assure the viability of awards granted under the stock incentive plan.

Options

Options are subject to such terms and conditions as our Compensation Committee deems appropriate. Our Compensation Committee determines the per share exercise price of options which will not be less than 100% of the fair market value of the Class A ordinary shares on the date of grant. Options generally expire ten years from the date of grant and vest and become exercisable as determined by our Compensation Committee on the date of grant.

Unless otherwise provided in an individual option agreement and subject to the stock incentive plan’s adjustment provision, a change in control of us will not affect any options granted under the stock incentive plan.

Restricted Shares

Restricted shares are subject to such terms and conditions as our Compensation Committee deems appropriate as set forth in individual award agreements. Participants may be entitled to vote the restricted shares while held in our custody. Our Compensation Committee determines the purchase price, if any, of restricted Class A ordinary shares.

Stock Bonus Awards

Stock bonus awards are subject to such terms and conditions as our Compensation Committee deems appropriate. To the extent permitted so that the Class A ordinary shares awarded will be treated as fully paid, a stock bonus may be awarded in consideration for past services rendered.

Adjustments

Our Compensation Committee will determine the appropriate adjustments to be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to an award upon the occurrence of certain events affecting our capitalization such as a dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off or sale, transfer or disposition of all or substantially all of our assets or stock. For example, our Compensation Committee shall adjust the number of Class A ordinary shares subject to outstanding awards and the exercise price of outstanding options.

Amendment/Termination

Our Board of Directors may amend the stock incentive plan at any time. Except as provided in the stock incentive plan, no amendment will be effective unless approved by our shareholders to the extent shareholder approval is necessary to satisfy any applicable law or any national securities exchange listing requirement, and no amendment will be made that would adversely affect rights under an award previously granted under the stock incentive plan without the consent of the affected participants. Our Compensation Committee may suspend or terminate the stock incentive plan at any time.

Unless sooner terminated, the stock incentive plan will terminate on August 10, 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

Leonard Goldberg

In the event that we terminate Mr. Goldberg’s employment without cause (as defined below), Mr. Goldberg terminates for good reason (as defined below) or his employment terminates at the end of the term of his employment agreement without an offer from us of continued employment on substantially similar terms, we will pay Mr. Goldberg a lump sum payment as soon as practicable following termination but in no event later than 2½ months following the date of termination equal to accrued but unpaid base salary, bonus, and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved. In addition, we will pay him as severance in twelve monthly installments the sum of his annual base salary and target bonus provided that he does not breach the restrictive covenants in his employment agreement. The commencement of these payments will be delayed for six months if our Board of Directors determines that Mr. Goldberg is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed.  The commencement of these payments will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and Mr. Goldberg is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed.

If Mr. Goldberg’s employment terminates as a result of his death or permanent retirement from the reinsurance industry, Mr. Goldberg and/or his beneficiaries, legal representatives or estate will become entitled to accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 2½ months following the date of termination. In addition, if Mr. Goldberg’s employment terminates as a result of his death, his spouse and dependents will  become entitled to receive health benefits for one year. We may terminate Mr. Goldberg’s employment agreement upon 30 days’ prior written notice if he becomes disabled. If Mr. Goldberg’s employment terminates because of disability (as defined below), in addition to the accrued but unpaid compensation discussed above and pro-rated bonus, Mr. Goldberg will become entitled to receive base salary and continued health benefits for the lesser of one year or until Mr. Goldberg is eligible to receive long-term disability benefits under any long-term disability plan that we may establish. Continued base salary payments will be paid in accordance with our regular payroll schedule. The commencement of these payments will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and Mr. Goldberg is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed. If we are not able to provide Mr. Goldberg, his spouse, or dependents with continued participation in our health plan, we will pay Mr. Goldberg for the cost of such benefits which does not exceed the amount which we would have paid if they had been entitled to participate. The cost of such benefits will be paid in accordance with the procedures we establish.

We may require that Mr. Goldberg execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment.

Tim Courtis and Barton Hedges

In the event that we terminate either Mr. Courtis’ or Mr. Hedges’ employment without cause (as defined below), or either named executive officer terminates his employment for good reason (as defined below), we will pay him accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which he was terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 2½ months following the date of termination. In addition, we will pay him severance in twelve monthly installments equal to the sum of his annual base salary and target bonus assuming targets had been achieved, provided that he does not breach the restrictive covenants in his employment agreement. Because he would need to relocate upon his termination from the Company, Mr. Courtis is also entitled to receive an additional $25,000 lump sum payment at the same time he receives his first monthly severance payment. The commencement of the payments will be delayed for six months if our Board of Directors determines that such payments constitute nonqualified deferred compensation and Mr. Courtis or Mr. Hedges is a “specified employee” within the meaning of Section 409A of the Code and the first payment will be equal to the aggregate amount the named executive officer would have received during the delay period had no delay been imposed.

If either Mr. Courtis’ or Mr. Hedges’ employment terminates as a result of his death, his beneficiary, legal representatives or estate will become entitled to accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 2½  months following the date of termination. In addition, his spouse and dependents will become entitled to receive health benefits for one year. We may terminate either Mr. Courtis’ or Mr. Hedges’ employment agreement upon 30 days’ prior written notice if he becomes disabled. If either Mr. Courtis’ or Mr. Hedges’ employment terminates because of disability, he will become entitled to accrued but unpaid base salary, bonus and vacation pay; a pro-rated portion of the target bonus that would have been paid for the year in which his employment was terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than 2½ months following the date of termination; and base salary and continued health benefits for the lesser of one year or until he is eligible to receive long-term disability benefits under any long-term disability plan that we may establish. Continued base salary payments will be paid in accordance with our regular payroll schedule. The commencement of these payments will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and Mr. Hedges or Mr. Courtis is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed. If we are not able to provide either Mr. Courtis or Mr. Hedges, their spouses or dependents with continued participation in our health plan, we will pay for the cost of such benefits which does not exceed the amount which we would have paid if they have been entitled to participate. The cost of such benefits will be paid in accordance with the procedures we establish.

Mr. Hedges’ employment agreement contained a provision that enabled him to receive severance had his employment been terminated without cause in connection with a dissolution of Greenlight Re that occurred prior to January 10, 2009, and he would have become entitled to receive accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination. In addition, under such circumstances, Mr. Hedges would have received a lump sum cash payment on the same date severance would otherwise be payable equal to the greater of the sum of his annual base salary and target bonus for the year of termination or the aggregate sum of base salary which Mr. Hedges would have received from the date of termination through January 10, 2009.

We may require that Mr. Courtis or Mr. Hedges execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment.

For purposes of the employment agreements, “cause” generally means:

•	the named executive officer’s drug or alcohol use which impairs his ability to perform his duties;

•	conviction by a court, or plea of “no contest” or guilty to a criminal offense;

•	engaging in fraud, embezzlement or any other illegal conduct with respect to us and/or any of our affiliates;

•	willful violation of the restrictive covenants set forth in his employment agreement;

•	willful failure or refusal to perform the duties under his employment agreement; or

•
breach of any material provision of his employment agreement or any of our or any of our affiliates’ policies related to conduct which is not cured, if curable, within ten days after written notice is given.

For purposes of the employment agreements, “good reason” generally means any of the following events which is not cured, if curable, within 30 days after the named executive officer has given notice thereof:

•	any material and adverse change to the named executive officer’s duties or authority which are inconsistent with his title and position;

•	a reduction of the named executive officer’s base salary; or

•	a failure by us to comply with any other material provisions of the employment agreement.

In addition to the above provisions, the definition of “good reason” in Mr. Goldberg’s employment agreement also includes a diminution of his title or position or a change in control (change in control has the same definition as in the stock incentive plan discussed above).

For purposes of the employment agreements, “disability” generally means if, as a result of incapacity due to physical or mental illness, the named executive officer is substantially unable to perform his duties for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period.

Stock Incentive Plan and Awards Granted Thereunder

Under the terms of the stock incentive plan, unless an option award provides otherwise, upon termination other than for cause, death or disability (as defined below), all unvested options terminate and the participant may exercise his or her vested options within the period ending upon the earlier of three months following termination or ten years from the grant date of the option (i.e., the option’s expiration date). Unless an option award provides otherwise, upon termination for cause (as defined below), all vested and unvested options will terminate. Unless an option award provides otherwise, upon termination for death or disability, all unvested options will terminate, and the vested portion of the option may be exercised for the period ending upon the earlier of twelve months following termination or the option’s expiration date.

Under the terms of the option grants which Mr. Goldberg received in 2006, 2007 and 2008, any unvested portion of each option award vests upon our termination of his employment without cause, (as defined in his employment agreement, see description above), or Mr. Goldberg’s termination of employment for good reason (as defined in his employment agreement, see description above), or when his employment period expires if we do not offer Mr. Goldberg continued employment on substantially similar terms, and the option will remain exercisable until the expiration date. Upon Mr. Goldberg’s termination due to his death or disability (as defined in his employment agreement, see description above), any unvested portion of the option will terminate and any vested portion of the option will remain exercisable until the expiration date. If we terminate Mr. Goldberg’s employment due to his permanent retirement from the reinsurance industry, any unvested portion of the option will terminate, and the vested portion will remain exercisable until expiration, unless Mr. Goldberg becomes employed by an entity which competes with any aspect of our or our affiliates’ business, in which case, the option will immediately terminate. If we terminate Mr. Goldberg’s employment for cause, all vested and unvested portions of the option will terminate. If Mr. Goldberg’s employment terminates under any other circumstances, the unvested portion of the option will terminate and the vested portion will remain exercisable for 90 days, but no later than the expiration date.

Under the terms of the option grants awarded to Mr. Courtis and Mr. Hedges, upon termination of employment, the awards remain exercisable in accordance with the terms of the stock incentive plan, except that upon termination, other than for cause, death or disability each as defined below, all vested options remain exercisable for the period ending upon the earlier of 90 days or the expiration date.

Under the terms of the restricted share awards granted to each of Messrs. Goldberg, Hedges and Courtis in 2008, the awards will automatically vest upon the executive’s termination of employment due to death or disability or upon the occurrence of a change in control (as defined in the stock incentive plan, see description above). If the executive’s employment terminates for any other reason, the unvested shares of restricted stock will be automatically repurchased by the Company for par value and cancelled.

Upon a change in control (as defined in the stock incentive plan, see description above), our Compensation Committee has the discretion to vest unvested options. In the tables below, it is assumed that the Compensation Committee exercised its discretion to vest unvested options.

For purposes of the stock incentive plan, “cause” generally means: if the participant is a party to an employment agreement or other agreement with us or an affiliate and such agreement provides for a definition of cause, the definition contained in the agreement, or, if no such agreement or definition exists, cause means a participant’s:

•	material breach of his employment agreement or other agreement;

•	continued failure to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of his superiors, including, without limitation, our Board of Directors;

•	commission of a crime constituting a criminal offense or felony (or its equivalent) or other crime involving moral turpitude; or

•
material violation of any material law or regulation or any policy or code of conduct adopted by us or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect our or an affiliate’s business reputation or affairs.

  For purposes of the stock incentive plan, “disability” generally means, if the participant is a party to an employment agreement or other agreement with us or an affiliate and the agreement provides for a definition of disability, the definition contained in the agreement, or, if no such agreement or definition exists, disability will mean the failure of the participant to perform his duties due to physical or mental incapacity as determined by our Compensation Committee.

Assuming Mr. Goldberg’s employment terminated under each of the circumstances described above on December 31, 2008, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity(3) $	Total $
Termination without Cause, for Good Reason, or upon expiration of Employment Agreement without similar offer of employment	500,000	900,000(1)	N/A	N/A	1,400,000
Death	500,000	N/A	11,857	804,536	1,316,393
Permanent Resignation from the Reinsurance Industry	500,000	N/A	N/A	N/A	500,000
Disability	500,000	400,000(2)	11,857	804,536	1,716,393
Change in Control	N/A	N/A	N/A	804,536	804,536

(1)	Calculated as the sum of base salary ($400,000) and target bonus ($500,000).

(2)	Calculated as one times base salary.

(3)
Calculated as the sum of (i) the spread value (being the difference between the strike price and the share value on December 31, 2008) of the options and (ii) the fair market value of unvested shares of restricted stock subject to accelerated vesting if a termination or change in control occurred on December 31, 2008 and using a share price of $12.99, the December 31, 2008 closing share price.

Assuming Mr. Hedges’ employment terminated under each of the circumstances described above on December 31, 2008, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity(3) $	Total $
Termination without Cause or for Good Reason	450,000	900,000(1)	N/A	N/A	1,350,000
Death	450,000	N/A	8,762	759,071	1,217,833
Disability	450,000	450,000(2)	8,762	759,071	1,667,833
Change in Control	N/A	N/A	N/A	872,404	872,404
Termination without Cause in Connection with Dissolution of Greenlight Re	450,000	900,000(1)	N/A	N/A	1,350,000

(1)	Calculated as the sum of base salary ($450,000) and target bonus ($450,000).

(2)	Calculated as one times base salary.

(3)
Calculated as the sum of (i) the spread value of the options and (ii) the fair market value of the unvested shares of restricted stock subject to accelerated vesting if a change in control occurred on December 31, 2008 and using a share price of $12.99, the December 31, 2008 closing share price.

Assuming Mr. Courtis’ employment terminated under each of the circumstances described above on December 31, 2008, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity(3) $	Total $
Termination without Cause or for Good Reason	$150,000	$475,000(1)	N/A	N/A	$625,000
Death	$150,000	N/A	$11,857	$571,560	$733,417
Disability	$150,000	$300,000(2)	$11,857	$571,560	$1,033,417
Change in Control	N/A	N/A	N/A	$578,310	$578,310

(1)	Calculated as the sum of base salary ($300,000) and target bonus ($150,000) plus an additional $25,000 for relocation expenses.

(2)	Calculated as one times base salary.

(3)
Calculated as the sum of (i) the spread value of the options and (ii) the fair market value of the unvested shares of restricted stock subject to accelerated vesting if a change in control occurred on December 31, 2008 and using a share price of $12.99, the December 31, 2008 closing share price.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Isaacs, Murphy and Platt, each of whom the Board of Directors concluded was independent in accordance with the director independence standards of the Nasdaq stock market rules.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, preparing the financial statements and the public reporting process. The Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process and the role and responsibilities of the independent auditors.

In performing its oversight role in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2008, the Audit Committee has:

1.	reviewed and discussed the audited consolidated financial statements with management;

2.	reviewed and discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

3.
received from and reviewed and discussed with the independent auditors the written disclosures required by PCAOB Rule 3526 and has discussed with the independent auditors the independent auditor’s independence.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by management and the independent auditors, the Audit Committee recommended to the Board of Directors that the December 31, 2008 audited consolidated financial statements be included in the Annual Report on Form 10-K.

The Audit Committee

Alan Brooks (Chairman) Frank Lackner Bryan Murphy

Independent Public Accountant Fees and Services

Audit Fees

The aggregate amount of fees billed by BDO for professional services rendered for (1) the audit of our financial statements during the fiscal years ended December 31, 2008 and 2007; (2) the review of the financial statements included in our Quarterly Reports on Form 10-Q in 2008 and 2007; (3) the 2008 audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and (4) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements were approximately $280,000 and $523,000, respectively.

Audit-Related Fees

The Company did not incur any fees billed by BDO for audit related services during the fiscal years ended December 31, 2008 and 2007.

Tax Fees

The Company did not incur any fees billed by BDO for tax services during the fiscal years ended December 31, 2008 and 2007.

All Other Fees

The Company did not incur any other fees billed by BDO during the fiscal years ended December 31, 2008 and 2007.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee charter includes our policy regarding the approval of audit and non-audit services performed by our independent auditors. The Audit Committee is responsible for retaining and evaluating the independent auditors’ qualifications, performance and independence. The Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The Audit Committee may delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next meeting. The Audit Committee approved all professional services provided to us by during 2008.

PRINCIPAL SHAREHOLDERS

The following table shows information known to us with respect to the beneficial ownership of both classes of our ordinary shares as of February 20, 2009 for:

•	each person or group who beneficially owns more than 5% of each class of our ordinary shares;

•	each of our named executive officers, Messrs. Goldberg, Hedges and Courtis;

•	each of our directors; and

•	all of our directors and named executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all ordinary shares held by them. Class A ordinary shares subject to options and warrants currently exercisable or exercisable within 60 days of February 20, 2009, and not subject to repurchase as of that date, are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed to be outstanding for calculating the percentage of any other person.

Applicable percentage ownership in the following table is based on 29,781,736 Class A ordinary shares outstanding as of February 20, 2009 and 6,254,949 Class B ordinary shares outstanding as of February 20, 2009. Unless otherwise indicated, the address of each of the named individuals is c/o Greenlight Capital Re, Ltd., The Grand Pavilion, 802 West Bay Road, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands.

Name and address of beneficial owner	Beneficial ownership of principal shareholders
	Number of Class A Ordinary Shares	%	Number of Class B Ordinary Shares	%
David Einhorn(1)	—	—	6,254,949	100
Morgan Stanley(2)	2,766,238	9.29	—	—
Montpellier Investments L.P.(3)	2,149,997	7.22	—	—
Leonard Goldberg(4)	757,935	2.54	—	—
Barton Hedges(5)	343,235	1.15	—	—
Tim Courtis(6)	147,000	*	—	—
Alan Brooks(7)	72,313	*	—	—
Ian Isaacs(8)	58,014	*	—	—
Frank Lackner(9)	74,000	*	—	—
Bryan Murphy(10)	20,000	*	—	—
Joseph Platt(11)	91,313	*	—	—

All directors and named executive officers as a group (9 persons)	1,563,810	5.25%	6,254,949	100%

*	Represents less than 1% of the outstanding ordinary shares.

(1)
Mr. Einhorn, together with his affiliates, is limited to voting the number of Class B ordinary shares equal to 9.5% of the total voting power of the total issued and outstanding ordinary shares. Mr. Einhorn owns 3,830,712 Class B ordinary shares directly. Mr. Einhorn also retains beneficial ownership of 2,424,237 Class B ordinary shares held by  the David M. Einhorn 2007 GRAT. Mr. Einhorn has appointed Mr. Roitman as his alternate director. Mr. Roitman has beneficial ownership of 200,000 Class A ordinary shares. If Mr. Roitman’s Class A ordinary shares were included in the total shares held by the directors and named executive officers, such number would be 8,018,759 shares.

(2)	Morgan Stanley’s beneficial ownership is based on a Form 13F filed on February 17, 2009. The business address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(3)
Montpellier Investments L.P.’s beneficial ownership is based on the shareholder’s filings with the Commission, supplemented by further information provided to the Company by the shareholder in a February 16, 2009 telephone conversation.  According to a Schedule 13G/A filed jointly by Montpellier Investments L.P., Montpellier Resources Ltd., Khronos LLC, Zen Group, LLC, and Rafael Mayer; (collectively, the "Reporting Persons") on December 9, 2008, all shares held by the Reporting Persons are held through Montpellier Investments L.P. Montpellier Resources Ltd. holds a majority interest in Montpellier Investments L.P. Khronos LLC is the investment manager with respect to the shares held by Montpellier Investments L.P. Zen Group LLC is the managing member of Khronos LLC and Rafael Mayer is the managing member of Zen Group LLC. The business address for Montpellier Investments L.P. is 22 Victoria Street, Hamilton HM 12, Bermuda.

(4)
Includes 610,000 Class A ordinary shares subject to options and 61,935 restricted shares subject to forfeiture held by Mr. Goldberg. Additionally, Mr. Goldberg owns 31,250 Class A ordinary shares directly and also retains beneficial ownership of 54,750 Class A ordinary shares held by the Leonard R Goldberg 2007.

(5)	Includes 250,000 Class A ordinary shares subject to options and 58,435 restricted shares subject to forfeiture held by Mr. Hedges.

(6)	Includes 50,000 Class A ordinary shares subject to options and 44,000 restricted shares subject to forfeiture held by Mr. Courtis.

(7)	Includes 2,000 Class A ordinary shares subject to options and 4,681 restricted shares subject to forfeiture.

(8)	Includes 4,681 restricted Class A ordinary shares subject to forfeiture.

(9)	Includes 22,000 Class A ordinary shares subject to options held by Mr. Lackner, including 20,000 options transferred to him from First International, and 2,000 restricted shares subject to forfeiture.

(10)	Includes 4,681 restricted shares subject to forfeiture.

(11)
Includes 2,000 Class A ordinary shares subject to options held by Mr. Platt, 4,681 restricted shares subject to forfeiture and 75,000 Class A ordinary shares held by a partnership of which Mr. Platt is the general partner.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers and the persons who beneficially own more than 10% of our ordinary shares file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulations promulgated by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on the reports received by us and on the written representations of the reporting persons, we believe that no director, executive officer or greater than 10% shareholder failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, fiscal 2008.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transaction Policy and Audit Committee Charter

We have established a written related-party transaction policy which provides procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest, subject to certain exceptions. Covered persons include any director, executive officer, director nominee, 5% shareholder or any immediate family members of the foregoing. Any such related-party transactions shall require advance approval by a majority of our independent directors or a majority of the members of a committee constituted solely of our independent directors. In addition, our Audit Committee charter provides that the Audit Committee will review and approve all related-party transactions.

Investment Advisory Agreement

On January 1, 2008, we entered into an agreement, or the advisory agreement, wherein the Company and DME Advisors, a related party and an affiliate of David Einhorn, Chairman of our Board of Directors and the beneficial owner of all of the issued and outstanding Class B ordinary shares, agreed to create a joint venture for the purposes of managing certain jointly held assets. The term of the advisory agreement is January 1, 2008 through December 31, 2010 with automatic three-year renewals unless either Greenlight Re or DME Advisors terminates the agreement by giving 90 days notice prior to the end of the three-year term. Concurrent with the execution of the advisory agreement, we terminated the investment agreement with DME Advisors.

Pursuant to the advisory agreement, DME Advisors has the contractual right to manage substantially all of our investable assets, subject to the investment guidelines adopted by our Board of Directors for so long as the agreement is in effect. DME Advisors receives two forms of compensation:

•
a 1.5% annual fee, regardless of the performance of our investment account, payable monthly based on the net asset value of our investment account, excluding assets, if any, held in trusts used to collateralize our reinsurance obligations, or Regulation 114 Trusts; and

•	performance compensation based on the appreciation in the value of our investment account equal to 20% of net profits calculated per annum, subject to a loss carryforward provision.

The loss carryforward provision allows DME Advisors to earn reduced incentive compensation of 10% on profits in any year subsequent to the year in which our investment account incurs a loss, until all the losses are recouped and an additional amount equal to 150% of the loss is earned. DME Advisors is not entitled to earn performance compensation in a year in which our investment portfolio incurs a loss. However, DME Advisors is entitled to earn reduced incentive compensation on subsequent years to the extent it generates profits for our investment portfolio in such years.

 DME Advisors is required to follow our investment guidelines and act in a manner that it considers fair and equitable in allocating investment opportunities to us, but we do not otherwise impose any specific obligations or requirements concerning the allocation of time, effort or investment opportunities to us or any restrictions on the nature or timing of investments for our account and for DME Advisors’ own account or other accounts that DME Advisors or its affiliates may manage. In addition, DME Advisors can outsource to sub-advisors without our consent or approval. In the event that DME Advisors and any of its affiliates attempt to simultaneously invest in the same opportunity, the opportunity will be allocated pro rata as reasonably determined by DME Advisors and its affiliates. Affiliates of DME Advisors presently serve as general partner or investment advisor of Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Capital Offshore, Ltd., Greenlight Capital Offshore Qualified, Ltd., Greenlight Masters, L.P., Greenlight Masters Qualified, L.P., Greenlight Masters Offshore, Ltd., Greenlight Masters Offshore I, Ltd., and Greenlight Masters Partners, which we collectively refer to as the Greenlight Funds. Each of the Greenlight Funds utilizes an investment strategy that may compete with or diverge from our investment strategy.

We have agreed to use commercially reasonable efforts to cause all of our current and future subsidiaries to enter into substantially similar advisory agreements, provided that any such agreement shall be terminable on the same date that the advisory agreement is terminable.

We have agreed to release DME Advisors and its affiliates from, and to indemnify and hold them harmless against, any liability arising out of the advisory agreement, subject to certain exceptions. Furthermore, DME Advisors and its affiliates have agreed to indemnify us against any liability incurred in connection with certain actions.

We may terminate the advisory agreement prior to the expiration of its term only “for cause,” which the advisory agreement defines as:

•	a material violation of applicable law relating to DME Advisors’ advisory business;

•	DME Advisors gross negligence, willful misconduct or reckless disregard of its obligations under the advisory agreement;

•	a material breach by DME Advisors of our investment guidelines that is not cured within a 15-day period; or

•	a material breach by DME Advisors of its obligations to return and deliver assets as we may request.

Service Agreement

In February 2007, we entered into a service agreement with DME Advisors, which was amended in August 2007 and October 2007, pursuant to which DME Advisors provides investor relations services to us for compensation of $5,000 per month (plus expenses). The service agreement has an initial term of one year and will continue for sequential one-year periods until terminated by us or DME Advisors. Either party may terminate the service agreement for any reason with 30 days prior written notice to the other party.

For the year ended December 31, 2008, we incurred expenses of $60,000 to DME Advisors for investor relations services.

Shareholders’ Agreement

Pursuant to our Shareholders’ Agreement, Greenlight Capital Investors, LLC, or GCI, had the right to unlimited demand registration rights once we are eligible to use Form S-3 (or similar short form registration statements). GCI assigned its demand registration rights under the Shareholders’ Agreement, with our consent, to David Einhorn on January 3, 2007. Mr. Einhorn has registration rights for all of his Class B ordinary shares, including those acquired in a private placement in May 2007, as contemplated under the Shareholders’ Agreement.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the Meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the Meeting, or any adjournment thereof, the proxy holders will vote on such matters at their discretion.

ADDITIONAL INFORMATION

Other Action at the Meeting

As of the date of this Proxy Statement, the Company has no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, the persons named in the accompanying proxy may, but will not be obligated to, vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for the Annual General Meeting of Shareholders in 2010

Shareholder proposals must be received in writing by the Secretary of the Company no later than 120 days prior to the Company’s Annual General Meeting of Shareholders in 2010 and must comply with the requirements of Cayman Islands corporate law and the Articles in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to such Annual General Meeting of Shareholders, or the 2010 Proxy Statement. The Company believes that shareholder proposals received by December 1, 2009 would be considered timely for inclusion in the 2010 Proxy Statement. Such proposals should be directed to the attention of the Secretary, Greenlight Capital Re, Ltd.

Shareholders who intend to nominate persons for election as directors at the Annual General Meeting of Shareholders of the Company must comply with the advance notice procedures and other provisions set forth in the Articles in order for such nominations to be properly brought before an Annual General Meeting of Shareholders.

If a shareholder proposal is introduced at the Annual General Meeting of Shareholders in 2010 without any discussion of the proposal in the 2010 Proxy Statement and the shareholder does not notify the Company, in accordance with Cayman Islands corporate law, of the intent to raise such proposal at the Annual General Meeting of Shareholders in 2010, then proxies received by the Company for the Annual General Meeting of Shareholders in 2010 will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Costs of Solicitation

The entire cost of this proxy solicitation will be borne by the Company, including expenses in connection with preparing, assembly, printing and mailing proxy solicitation materials. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile, electronic communication, in person or via the internet, although no compensation will be paid for such solicitation.

By Order of the Board of Directors

Leonard Goldberg Chief Executive Officer

Dated: March 3, 2009 Grand Cayman, Cayman Islands

PROXY
GREENLIGHT CAPITAL RE, LTD.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On April 28, 2009

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREENLIGHT CAPITAL RE, LTD.

The undersigned hereby appoints Tim Courtis and Leonard Goldberg, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the Ordinary Shares of Greenlight Capital Re, Ltd. held in the name of the undersigned at the close of business on March 6, 2009, at the Annual General Meeting of Shareholders to be held on April 28, 2009, at 9:00 a.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth below.

THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4, ALL SAID ITEMS BEING DESCRIBED IN THE NOTICE OF SUCH MEETING, DATED MARCH 3, 2009, AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE ACKNOWLEDGED. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

Address Change/Comments **(Mark the corresponding box on the reverse side)**

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲

You can now access your BNY Mellon Shareowner Services *account online.*

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Greenlight Capital Re, Ltd. now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

******TRY IT OUT********

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

45613

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

Please mark your votes as indicated in this example **X**

Nominees:	FOR	AGAINST	ABSTAIN
1a. Alan Brooks	☐	☐	☐
1b. David Einhorn	☐	☐	☐
1c. Leonard Goldberg	☐	☐	☐
1d. Ian Isaacs	☐	☐	☐
1e. Frank Lackner	☐	☐	☐
1f. Bryan Murphy	☐	☐	☐
1g. Joseph Platt	☐	☐	☐

Nominees:	FOR	AGAINST	ABSTAIN
2a. Alan Brooks	☐	☐	☐
2b. David Einhorn	☐	☐	☐
2c. Leonard Goldberg	☐	☐	☐
2d. Ian Isaacs	☐	☐	☐
2e. Frank Lackner	☐	☐	☐
2f. Bryan Murphy	☐	☐	☐
2g. Joseph Platt	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature________________ Signature________________ Date________

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give your full title.

Sign, Date and Return this Card Promptly Using the Enclosed Envelope.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 9:00 AM (Local Time) the day prior to annual general meeting day.

Greenlight Capital Re, Ltd.

INTERNET
http://www.eproxy.com/glre
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-580-9477
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders

The Proxy Statement and the 2008 Annual Report to Shareholders are available at:

http://bnymellon.mobular.net/bnymellon/glre

45613